Exhibit 14.2



            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the use in the Registration Statement on Form N-14 of Federated Equity Funds of our report dated November 17, 2000 on the financial statements and financial highlights of The Rightime Fund, The Rightime Blue Chip Fund, The Rightime OTC Fund, and The Rightime MidCap Fund, each a series of shares of the Rightime Fund, Inc. Such report, financial statements and financial highlights appear in the October 31, 2000 Annual Report to Shareholders which is incorporated by reference in the Registration Statement on Form N-14.


/s/ Tait, Weller & Baker


Philadelphia, Pennsylvania
September 20, 2001